SENTRY LIFE INSURANCE COMPANY
                             1800 North Point Drive
                               Stevens Point, WI
                                 54481 Telephone
                                  (715)346-6000




May 14, 2001




Securities and Exchange Commission
Division of Investment Management
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC   20549


         Re:      Sentry Variable Account II
                  Registration Statement on Form N-4
                  File No. 333-59682
                  Accession Number 0000730150-01-500003


Dear Sir/Madam:

Sentry Life Insurance Company, on behalf of its separate account, Sentry Variable Account II, hereby respectfully requests withdrawal of the above-referenced Registration Statement on Form N-4 pursuant to Rule 477 of the Securities Act of 1933. This Registration Statement was filed on April 27, 2001, and was inadvertently filed using an incorrect form type. This Registration Statement has been refiled using the correct form type, 485BPOS.


                                            Very truly yours,

                                            s/ Sue Brock

                                            Sue Brock
                                            Legal/Corporate Specialist